EXHIBIT 10.11

                             CONAGRA
               SUPPLEMENTAL PENSION AND CRISP PLAN
                      FOR CHANGE OF CONTROL


     1.   Name and Purpose.

     1.1  Name.  The name of the plan shall be the ConAgra
Supplemental Pension and CRISP Plan for Change of Control ("Plan").

     1.2 Purpose. The Board of Directors of ConAgra has determined that the interests of ConAgra stockholders will best be served by assuring certain employees of adequate retirement benefits in the event of termination of employment or sale of an IOC after a Change of Control of ConAgra. This Plan is intended to promote stability among employees in order to serve the best interests of ConAgra stockholders. Under this Plan, supplemental pension and CRISP benefits will be provided to certain, eligible employees in the event of the employee's termination or sale of an IOC, prior to age 65, after a Change of Control.

     2.   Definitions.

          The terms used herein shall have the following meanings unless a different meaning is clearly required by the context:

     2.1 "Additional Years of Service" means the additional Years of Service the Eligible Employee would receive if his employment with ConAgra was not terminated (or if the IOC sale described in Paragraph 4 did not occur) prior to his attaining age 65.

     2.2  "Board" means the Board of Directors of ConAgra.

     2.3  "Change of Control" means:

          (i) The acquisition (other than from ConAgra) by any person, entity or "group," within the meaning of
               Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, ConAgra or its subsidiaries, or any employee benefit plan of ConAgra or its subsidiaries which acquires beneficial ownership of voting securities of ConAgra) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of ConAgra's then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ConAgra's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as through such person were a member of the Incumbent Board; or

         (iii) Approval by the stockholders of ConAgra of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of ConAgra immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of ConAgra or of the sale of all or substantially all of the assets of ConAgra.

     2.4 "Committee" means the Compensation Committee of the Board.

     2.5 "Code" means the Internal Revenue Code of 1986, as amended.

     2.6 "ConAgra" means ConAgra, Inc., a Delaware Corporation, or any successor thereto.

     2.7 "ConAgra Controlled Group" shall mean the controlled group of corporations as defined in Code section 414, which includes ConAgra.

     2.8 "CRISP" means the ConAgra Retirement Income Savings Plan, or any successor thereto.

     2.9  "Effective Date" of this Plan means January 1, 1989.

     2.10 "Eligible Employee" means any of the following employees who have attained age 50 with at least 10 Years of Service at the time of a Change of Control:

          A. A ConAgra salaried, corporate employee. A corporate employee is an employee who is employed in a corporate administration department.

          B.   A salaried, non-plant IOC Employee.

          Notwithstanding the preceding, Eligible Employee shall exclude the following:

          1. Any ConAgra employee who is a party to a conditional employment agreement with ConAgra. "Conditional employment agreement" refers to those agreements between ConAgra and certain of its executives, previously or hereafter executed, providing certain benefits if another entity acquires control of ConAgra, generally in the form of those agreements incorporated at Exhibit 10.5 to ConAgra's Form 10-K for the fiscal year ended
               May 29, 1988.

          2. Any employee who is not eligible to participate in the Qualified Pension Plan and CRISP.

     2.11 "IOC" means an Independent Operating Company of ConAgra. "IOC Employee" means an employee of an IOC. However, ConAgra recognizes that not all IOCs are separate corporations and an IOC Employee may legally be employed by ConAgra or a member of the ConAgra Controlled Group.

     2.12 "Qualified Pension Plan" means the ConAgra, Inc. Pension
          Plan for Salaried Employees or the ConAgra, Inc. Pension
          Plan for Hourly Rate Production Employees, or any defined benefit retirement plan of ConAgra or a member of the ConAgra Controlled Group, that qualifies under section 401(a) of the Internal Revenue Code of 1986, as amended, whichever applies to the Eligible Employee. If the Eligible Employee participates in more than one such plan, benefits under each plan shall be combined for purposes of this Plan.

     2.13 "Years of Service" shall have the same meaning as set forth in CRISP.

     3. Effect of a Change of Control. In the event of involuntary termination of an Eligible Employee's employment by a member of the ConAgra Controlled Group after a Change of Control, the Eligible Employee shall receive the supplemental pension and CRISP benefit and the supplemental CRISP benefit described herein. An Eligible Employee shall also receive a supplemental pension and CRISP benefit hereunder if the Employee voluntarily terminates his employment with the ConAgra Controlled Group after a Change of Control following a reduction in the Eligible Employee's compensation (including fringe benefits) or a substantial change in the location of the Eligible Employee's job without the Eligible Employee's written consent. Substantial change in location means any location change in excess of 35 miles from the location of the Eligible Employee's job at the time of the Change of Control. Regardless of any other provisions of the Plan, no supplemental pension or CRISP benefit shall be paid if the Eligible Employee's employment with ConAgra terminates after the Eligible Employee attains age 65.

     4. Disposition of an IOC Following a Change of Control. An Eligible Employee who is an IOC Employee shall receive a supplemental pension and CRISP benefit hereunder if (i) all of the stock or substantially all of the assets of the IOC of such Eligible Employee, prior to such Eligible Employee attaining age 65 or terminating employment as described in Paragraph 3, are sold or otherwise disposed of following a Change of Control and (ii) the Eligible Employee's employment is subsequently terminated as described in Paragraph 3. For purposes of this paragraph, termination of employment shall not include termination upon the sale or disposition unless the purchaser does not offer employment to the Eligible Employee under similar terms and conditions applicable to the Eligible Employee immediately preceding the sale or disposition. Such a disposition includes the sale of one or more members of the ConAgra Controlled Group which consist of all or a substantial portion of the IOC. Substantial or substantially all means greater than 50%.

     5. Amount of Supplemental Pension Benefit. The supplemental pension benefit shall be equal to the result of subtracting the benefit the Eligible Employee will receive under the Qualified Pension Plan from the pension benefit the Eligible Employee would obtain under the Qualified Pension Plan if the Eligible Employee remained in the employ of ConAgra until the Eligible Employee attained age 65. The Eligible Employee's compensation for purposes of computing the supplemental pension benefit (and for purposes of Paragraph 6, below) shall be the greater of the Eligible Employee's compensation for the calendar year preceding his termination or the Eligible Employee's compensation for the calendar year preceding the Change of Control. The supplemental pension benefit is to be computed assuming the Eligible Employee is to receive an unreduced normal retirement pension benefit payable beginning at the later of the date the Eligible Employee attains age 60 or the date of the Eligible Employee's termination of employment, or disposition of the IOC, as described in Paragraphs 3 and 4. If the Eligible Employee begins to receive his supplemental pension benefit at a time other than as described in the preceding sentence, an actuarial adjustment shall be made to reflect such.

     6.   Amount of Supplemental CRISP Benefit.  The supplemental
CRISP benefit shall be equal to the amount computed, as follows:

          A.   The Additional Years of Service of the Eligible
               Employee is multiplied by the Eligible Employee's compensation (as described in Paragraph 5).

          B. The result in A, immediately above, is multiplied by 2%.

          C. The result in B, immediately above, is present valued to the date of the Eligible Employee's termination of employment, or disposition of the IOC, by the ConAgra Controlled Group (as described in Paragraphs 3 and 4). The discount factor for such present value shall be the discount factor used by the Qualified Pension Plan at the time of such termination of employment. The present value shall be computed based on the assumption that the result in B, immediately above, is paid ratably (and monthly) over the Additional Years of Service of the Eligible Employee.

          D. The present value amount determined pursuant to C, immediately above, shall be funded pursuant to Paragraph 8, below.

     7. Actuarial Assumptions and Form of Benefit. The actuarial assumptions and methods used by this Plan shall be the same as those used by the Qualified Pension Plan, for the preceding fiscal year. The timing of payment and the form of benefit under this Plan shall be the same as elected by the Eligible Employee under the Qualified Pension Plan for the supplemental pension benefit and the same as elected by the Eligible Employee under CRISP for the supplemental CRISP benefit; provided, however, the Committee must approve the Eligible Employee's form of benefit elected with respect to this Plan.

     8. Funding. The supplemental pension and CRISP benefits payable under this Plan shall be unfunded until a voluntary or involuntary termination or a disposition of an IOC (as described in Paragraphs 3 and 4, above) following a Change of Control. Within 60 days following such a termination or disposition, the supplemental pension and CRISP benefits shall be funded, in one lump sum payment, through a trust in the form attached hereto and incorporated by reference. The transferred amount for the supplemental CRISP benefit shall be held in a separate account and separately invested by the trustee. The amount accumulated in such account shall be the sole source of payment of the supplemental CRISP benefit, and shall be the amount of the supplemental CRISP benefit hereunder. ConAgra shall make up any supplemental pension benefit payments the Eligible Employee does not receive under the trust, e.g., if the funds in the trust are insufficient to make the payments due to insufficient earnings in the trust. A separate trust shall be established for each Eligible Employee who is entitled to a supplemental pension or CRISP benefit. The trustee of such trust shall be a national or state chartered bank. If funding of the trust is not made within the sixty day period described in this Paragraph 8, the Eligible Employee's supplemental pension and CRISP benefits shall then be equal to 150% multiplied by the amount of supplemental pension and CRISP benefits described in Paragraphs 5 and 6, above; provided, however, this increase in benefits is not intended to remove ConAgra's obligation to fund the trust. The supplemental pension and CRISP benefits shall not be paid from the assets of the Qualified Pension Plan or CRISP.

     9.   Notice to Employees.  The Vice President of Human
Resources of ConAgra shall notify the Eligible Employees of the provisions of this Plan. Any employee receiving written notice of the Plan from such Vice President shall automatically be an Eligible Employee.

     10. Administration. This Plan shall be administered by the Committee. A majority vote of the Committee at a meeting at which a quorum is present, or acts reduced to, or approved in writing by, a majority of the members of the Committee, shall be the valid acts of the Committee for purposes of this Plan.

     11. Attorneys' Fees, Etc. If an Eligible Employee successfully brings a lawsuit to enforce his rights hereunder, ConAgra shall reimburse the Eligible Employee for any attorneys' fees and expenses incurred by the Eligible Employee with respect to such lawsuit.

     12. Amendment. This Plan may be amended from time to time by the Board; provided, however, no amendment shall be effective subsequent to the announcement of an event that could result in a Change of Control with respect to a person who is an Eligible Employee on the date of such announcement.

     13.  Termination.  This Plan may be terminated by the Board;
provided, however, the Plan may not be terminated after an announcement of an event that could result in a Change of Control with respect to a person who is an Eligible Employee on the date of such announcement.